EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

Rye, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249900) and Form S-8 (Nos. 333-249898 and 333-256025) of Acadia Realty Trust of our reports dated March 1, 2022, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of Acadia Realty Trust’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

New York, New York

March 1, 2022